Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of TreeHouse Foods, Inc. on Form S-8 of our report dated March 23, 2005, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle, related to the audit of TreeHouse Foods, Inc. appearing in the Form 10 of TreeHouse Foods, Inc. as filed with the Securities and Exchange Commission on June 14, 2005.

/s/ Deloitte & Touche LLP

Dallas, Texas
June 27, 2005